Exhibit 10.26

STOCK PURCHASE AGREEMENT

By and Among

COVENANT TRANSPORT, INC.

STAR TRANSPORTATION, INC.

BETH D. FRANKLIN

DAVID D. DORTCH

ROSE D. SHIPP

DAVID W. DORTCH

and

JAMES F. BROWER, JR.

Dated as of September 14, 2006

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Exhibits

Exhibit A	Definitions
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Noncompetition Agreements
Exhibit E	Form of Stockholder Releases
Exhibit F	Form of Spousal Consent
Exhibit G	Form of Opinion of Waller Lansden Dortch & Davis, LLP
Exhibit H	Form of Opinion of Scudder Law Firm, P.C., L.L.O.

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 14, 2006, is made and entered into by and among Covenant Transport, Inc., a Nevada corporation ("Covenant"), Star Transportation, Inc., a Tennessee corporation (the "Company"), and Beth D. Franklin, David D. Dortch, Rose D. Shipp, David W. Dortch, and James F. Brower, Jr. (collectively the "Stockholders," and each, a "Stockholder"). Covenant, the Company, and the Stockholders are sometimes individually referred to herein as a "Party" and together as the "Parties." Capitalized terms used herein shall have the meanings ascribed to such terms in Exhibit A attached hereto or as elsewhere defined in this Agreement.

RECITALS

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of the Company (the "Shares"); and

WHEREAS, Covenant desires to purchase from the Stockholders, and the Stockholders desire to sell and transfer to Covenant, the Shares, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and on the terms and subject to the conditions herein set forth, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I
SALE AND TRANSFER OF SHARES; CLOSING
Section 1.1   Sale and Transfer of Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing, the Stockholders will sell and transfer the Shares to Covenant, and Covenant will purchase the Shares from the Stockholders.

Section 1.2   Purchase Price.

(a)   The purchase price (the "Purchase Price") for the Shares will be an amount equal to (i) Forty Million Three Hundred Thousand Dollars ($40,300,000) (the "Closing Amount") plus (ii) the Debt Adjustment Amount (as defined in Section 1.5(a) below), if any, minus (iii) the Working Capital Adjustment Amount (as defined in Section 1.5(a) below), if any.

(b)   The Closing Amount shall be payable by Covenant at the Closing as follows:

(i)         Four Million Dollars ($4,000,000) (the "Indemnity Escrow Amount") shall be delivered at the Closing to an escrow agent mutually acceptable to Covenant and the Company (the "Escrow Agent"), to be held in escrow to secure the Stockholders' indemnification obligations under this Agreement, pursuant to an escrow agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement").

(ii)   Two Million Dollars ($2,000,000) (the "Waller Escrow") shall be delivered to Waller Lansden Dortch & Davis, LLP ("Waller") to be held and disbursed as directed by such agreement as may exist between Waller and the Stockholders.

(ii)   The balance of the Closing Amount shall be paid by Covenant at the Closing to or on behalf of the Stockholders by wire transfer in accordance with the Proceeds Schedule.

(c)   The Debt Adjustment Amount and the Working Capital Adjustment Amount, if any, shall be payable as set forth in Section 1.5(e) below.

(d)   In connection with Covenant's purchase of the Shares pursuant to this Agreement, at or prior to Closing and subject to Section 1.5, the Company shall pay an amount of cash as determined by the Company to the Stockholders in redemption of a portion of their capital stock of the Company; provided, that the amount of cash paid by the Company hereunder shall not cause the Company to incur additional Debt.

Section 1.3   Closing. Subject to and upon the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") is taking place at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, at 12:00 p.m. Central Daylight Time on the date hereof, concurrently with the execution and delivery of this Agreement by the Parties. The Closing shall be effective as of 11:59pm on the date hereof.

Section 1.4   Closing Deliveries.

(a)   Documents to be Delivered by the Company and the Stockholders. The Company and the Stockholders, as the case may be, shall deliver the following documents to Covenant at the Closing, each in form and substance reasonably satisfactory to Covenant:

(i)           A certificate of the secretary or assistant secretary of the Company, certifying as to (i) a copy of the charter of the Company, certified by an appropriate authority of the jurisdiction of its incorporation and dated not earlier than ten (10) days prior to the Closing, (ii) a copy of the bylaws of the Company, (iii) a copy of the resolutions of the board of directors and stockholders of the Company, approving and authorizing the execution, delivery and performance of this Agreement and all other Transaction Documents and the consummation of the Contemplated Transactions, (iv) incumbency and signatures of each of the Company's officers who is authorized to execute and deliver this Agreement and any of the other Transaction Documents, (v) certificates of good standing and legal existence of the Company in each jurisdiction set forth on Schedule 2.1(a) of the Stockholder Disclosure Schedule, dated not earlier than ten (10) days prior to the Closing, and (vi) the accuracy of the list of Stockholders set forth on Schedule 2.3 of the Stockholder Disclosure Schedule;

(ii)         Copies of all third party Consents that are required under Material Contracts and Governmental Authorizations that the Company is required to obtain in order to effect the Contemplated Transactions;

(iii)   The Escrow Agreement, executed by each of the Stockholders;

(iv)   A transition services agreement, in the form attached hereto as Exhibit C (the "Transition Services Agreement"), executed by Beth D. Franklin;

(v)   Noncompetition agreements, in the form attached hereto as Exhibit D (the "Noncompetition Agreements"), executed by each of the Stockholders;

(vi)  General releases of claims arising prior to the Closing against the Company and Covenant, in the form attached hereto as Exhibit E (the "Stockholder Releases"), executed by each of the Stockholders of the Company;

(vii)     Spousal consents, in the form attached hereto as Exhibit F (the "Spousal Consents"), executed by the spouse, if any, of each of the Stockholders;

(viii)  An opinion of Waller Lansden Dortch & Davis, LLP, counsel to the Company and the Stockholders, in the form attached hereto as Exhibit G (the "Waller Opinion"); and

(ix)     Such other documents as Covenant may reasonably request in connection with the Contemplated Transactions.

(b)   Documents to be Delivered by Covenant. Covenant shall deliver the following documents to the Stockholders at Closing, each in form and substance satisfactory to the Stockholders:

(i)   A certificate of the secretary or assistant secretary of Covenant, certifying as to (i) a copy of the resolutions of the board of directors of Covenant, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions, and (ii) incumbency and signatures of each of the Company's officers who is authorized to execute and deliver this Agreement and such other Transaction Documents;

(ii)   Copies of all material third party Consents and Governmental Authorizations that Covenant is required to obtain in order to effect the Contemplated Transactions;
(iii)  The Escrow Agreement, executed by and on behalf of Covenant;

(iv)     The Transition Services Agreement, executed by and on behalf of Covenant;

(v)      The Noncompetition Agreements, executed by and on behalf of Covenant;

(vi)     An opinion of the Scudder Law Firm, P.C., L.L.O., counsel to Covenant, in the form attached hereto as Exhibit H (the "Scudder Opinion"); and

(vii)    Such other documents as the Stockholders may reasonably request in connection with the Contemplated Transactions.

Section 1.5   Adjustments and Procedures.

(a)   Definitions. The following terms shall have the meanings set forth below:

(i)   "Adjusted Working Capital" means, as of a given date, an amount equal to the difference of (A) the current assets of the Company, excluding cash, set forth on the applicable balance sheet of the Company as of such date, minus (B) the current liabilities of the Company, excluding debt, set forth on the applicable balance sheet of the Company as of such date, in each case prepared in accordance with GAAP consistently applied.

(ii)      "Benchmark Adjusted Working Capital" means $4,404,886.00.

(iii)     "Closing Debt" means the aggregate amount of Debt reflected on the Closing Balance Sheet prepared pursuant to Section 1.5(b) below.

(iv)    "Closing Adjusted Working Capital" means an amount equal to (A) the Adjusted Working Capital reflected on the Closing Balance Sheet prepared pursuant to Section

1.5(b) below, plus (B) the amount of cash, net of any checks written by the Company but not yet recorded, reflected on such Closing Balance Sheet.

(v)     "Debt Adjustment Amount" (which may be a positive or negative number) means an amount equal to the difference of (A) Forty Two Million Dollars ($42,000,000), minus (B) the Closing Debt, plus (C) the Actual Additional Debt (determined pursuant to Section 1.7 below) if any, minus (D) the Actual Debt Paydown (determined pursuant to Section 1.7 below), if any.

(vi)   "Working Capital Adjustment Amount" (which may be zero or a positive number) means an amount equal to the greater of (A) zero and (B) an amount equal to the difference of (1) the Benchmark Adjusted Working Capital, minus (2) the Closing Adjusted Working Capital.

(b)   Closing Date Balance Sheet. Within thirty (30) days after Closing, Covenant and the Company shall prepare, or cause to be prepared, a balance sheet for the Company as of the Closing Date in accordance with GAAP consistent with the methodology used by the Company in the preparation of the Interim Balance Sheet (the "Closing Balance Sheet"). Covenant shall then determine the Debt Adjustment Amount and Working Capital Adjustment Amount based upon the Closing Balance Sheet and shall deliver the Closing Balance Sheet and its determination of the Debt Adjustment Amount and Working Capital Adjustment Amount (together with sufficient documentation and working papers to explain how such calculations were performed) to the Stockholder Representative within thirty (30) days after the Closing Date.

(c)   Notice of Objections. If, within twenty (20) days following delivery of the Closing Balance Sheet and Covenant's determinations of the Debt Adjustment Amount and the Working Capital Adjustment Amount, the Stockholder Representative has not given Covenant written notice of its objection ("Objection Notice") as to such calculations and determinations, then the Debt Adjustment Amount and the Working Capital Adjustment Amount calculated by Covenant shall be binding and conclusive on the Parties and shall be deemed finally determined for purposes of Section 1.5(e) below.

(d)   Resolution of Objections. If the Stockholder Representative duly gives Covenant such Objection Notice, and if the Stockholder Representative and Covenant fail to resolve the issues set forth in such Objection Notice within thirty (30) days of Covenant's receipt of the Objection Notice, the Stockholder Representative and Covenant shall submit the issues remaining in dispute to the Nashville office of Crowe, Chizek and Company, LLC, or such other independent accountants as the Stockholder Representative and Covenant may mutually identify (the "Independent Accountants") for resolution. If issues are submitted to the Independent Accountants for resolution:

(i)   the Stockholders and Covenant shall furnish, or cause to be furnished, to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents;

(ii)      the Stockholder Representative and Covenant shall each be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants;

(iii)    the determination by the Independent Accountants, as set forth in a written notice to be delivered to both the Stockholder Representative and Covenant within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding, and conclusive on the Parties and shall be used in the calculation of the Debt Adjustment Amount and the Working Capital Adjustment Amount; and

(iv)   the Stockholders, on one hand, and Covenant, on the other hand, will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(e)   Payment Procedures. As promptly as practicable and in any event within five (5) business days following final determination of the Debt Adjustment Amount and the Working Capital Adjustment Amount pursuant to Section 1.5(c) or 1.5(d) above:

(i)   if the Purchase Price (as calculated pursuant to Section 1.2(a)) is greater than the Closing Amount paid to the Stockholders at the Closing (such excess, the "Stockholder Adjustment Amount"), then the Stockholder Adjustment Amount shall be paid to the Stockholders, in accordance with the Proceeds Schedule, through payment by Covenant to the Stockholders by wire transfer; and

(ii)     if the Purchase Price (as calculated pursuant to Section 1.2(a)) is less than the Closing Amount paid to the Stockholders at the Closing (such difference, the "Covenant Adjustment Amount"), then the Covenant Adjustment Amount shall be paid to Covenant through payments by cash, check, or wire transfer to Covenant from each of the Stockholders of their respective pro rata share of the Covenant Adjustment Amount (calculated based upon their respective pro rata share of the Closing Payment set forth in the Proceeds Schedule).

Section 1.6   Transfer Taxes. All transfer Taxes incurred in connection with the sale and transfer of the Shares under this Agreement will be borne and paid by the Stockholders, and the Stockholders shall promptly reimburse Covenant and the Company for any such transfer Tax which Covenant or the Company is required to pay under applicable Legal Requirements.

Section 1.7   Lease Purchase Conversion Adjustment. The parties desire to provide for an additional adjustment to the Debt Adjustment Amount if the Lease Purchase Conversion has not been completed prior to the Closing Date.

(a)   Not less than three (3) days prior to the anticipated Closing Date, the Stockholders shall have provided to Covenant a certificate in the form of Schedule 1.7 to the Stockholder Disclosure Schedule (the "Lease Purchase Conversion Certificate") setting forth either (i) a statement to the effect that the Lease Purchase Conversion has been completed prior to the Closing Date; or (ii) the following: (A) the number and purchase price (including FET, delivery charges, and all other amounts capable of being capitalized under GAAP) of the tractors and trailers included in the Lease Purchase Conversion that are not expected to have been accepted for delivery and paid for by the Company, and the related financing recorded on the Company's balance sheet prior to the Closing Date (such information, the "Projected Undelivered Equipment" and the "Projected Undelivered Equipment Debt"); (B) the unit or VIN numbers of all tractors and trailers included in the Lease Purchase Conversion and identified for sale therein that are not expected to have been sold, the proceeds recorded, and the receipt of such proceeds applied against the related debt prior to the Closing Date (the "Projected Unsold Equipment"); (C) the expected net proceeds (after all sale preparation costs, sales commissions, and all turn-in, reconditioning, mileage penalty, and other costs associated with lease expiration or termination and return of leased equipment, and all other related costs) of the Projected Unsold Equipment (the "Projected Unsold Equipment Proceeds"); (D) the anticipated timeframe for disposal of the Projected Unsold Equipment and receipt of the net proceeds of disposal in the Ordinary Course of Business; and (E) a calculation showing the Projected Unsold Equipment Proceeds minus the Projected Undelivered

Equipment Debt, with the difference being referred to as the "Projected Debt Paydown" if a positive number or the "Projected Additional Debt" if a negative number.

(b)   Within two (2) days after receipt of the Projected Lease Purchase Conversion Schedule, Covenant shall have given written notice of (i) its acceptance of the Projected Debt Paydown or Projected Additional Debt, as applicable, or (ii) any adjustments reasonably necessary, in Covenant's good faith judgment, to properly estimate the Projected Debt Paydown or Projected Additional Debt as applicable, such written notice to have been delivered to the Stockholder Representative and to be binding for purposes of the Closing, subject, however, to post-Closing adjustment as described below.

(c)   In connection with the preparation of the Closing Balance Sheet, the parties shall also determine (i) the actual number and purchase price (including FET, delivery charges, and all other amounts capable of being capitalized under GAAP) of the tractors and trailers included in the Lease Purchase Conversion that, in fact, had not been accepted for delivery and paid for by the Company and the related financing recorded on the Company's balance sheet prior to the Closing Date (the "Actual Undelivered Equipment" and "Actual Undelivered Equipment Debt"); (ii) the actual tractors and trailers included in the Lease Purchase Conversion and identified for sale therein that, in fact, had not been sold, the proceeds recorded, and the receipt of such proceeds applied against the related debt prior to the Closing Date (the "Actual Unsold Equipment"); (iii) the actual net proceeds (after all sale preparation costs, sales commissions, and all other related costs) of the Actual Unsold Equipment (the "Actual Unsold Equipment Proceeds") and (iv) a calculation showing the Actual Unsold Equipment Proceeds minus the Actual Unsold Equipment Debt, with the difference being referred to as the "Actual Debt Paydown" if a positive number or the "Actual Additional Debt" if a negative number. These calculations shall be subject to the same procedures as the Closing Balance Sheet.

(d)   For purposes of determining the Debt Adjustment Amount, the Closing Debt shall be increased by the Actual Additional Debt or decreased by the Actual Debt Paydown, as the case may be.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

As of the Closing Date, each of the Stockholders jointly and severally represents and warrants Covenant as follows:

Section 2.1   Organization and Good Standing.

(a)   The Company is duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with all requisite power and authority to carry on the business in which it is engaged, own the properties it owns, and execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The Company is duly qualified or registered to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, operated, or leased by the Company, or the nature of its activities, is such that qualification or registration by the Company as a foreign corporation in such jurisdiction is required by applicable Legal Requirements, except where failure to be so registered would not have a Materially Adverse Effect. Schedule 2.1(a) of the Stockholder Disclosure Schedule contains a list of all jurisdictions in which the Company is so qualified or registered or required to be so qualified or registered.

(b)   The Stockholders have delivered to Covenant copies of the Organizational Documents of the Company as currently in effect.

Section 2.2   Authorization and Validity. The execution, delivery, and performance of this Agreement and the other Transaction Documents by the Company and the Stockholders, and the consummation of the Contemplated Transactions, have been duly authorized, and no other proceedings or approvals are necessary to authorize the execution, delivery, and performance of this Agreement or consummation of the Contemplated Transactions by the Company or the Stockholders. This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by the Company and the Stockholders (as appropriate) and constitutes, as of the Closing, legal, valid, and binding obligations of the Company and the Stockholders, enforceable against each of them in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 2.3   Capitalization.

(a)   Schedule 2.3 of the Stockholder Disclosure Schedule contains (a) a true and complete description of the number of authorized, issued, and outstanding shares of capital stock and other securities or equity interests of the Company, and (b) a true and complete list of all holders of capital stock and other securities or equity interests of the Company. The Shares constitute all of the issued and outstanding shares of capital stock of the Company, have been duly authorized and validly issued, and are fully paid and nonassessable. Except for this Agreement and the other Transaction Documents, there are no outstanding warrants, options, Contracts, subscriptions, convertible or exchangeable securities, or other commitments pursuant to which the Company is or may become obligated to issue any shares of capital stock of the Company or any other securities convertible, exchangeable, or exercisable for any such shares of capital stock, and no equity securities of the Company are reserved for issuance for any purpose. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement.

(b)   Each Stockholder owns all of the Shares to be transferred by him or her hereunder (as set forth on Schedule 2.3 of the Stockholder Disclosure Schedule), free and clear of all Liens or other restrictions. No Stockholder is a party to, or has Knowledge of, any Contracts or commitments relating to the voting, purchase, or sale of the Shares, other than this Agreement and the other Transaction Documents. Upon delivery to Covenant at the Closing of certificates representing the Shares duly endorsed for transfer to Covenant, and receipt by the Stockholders of the consideration therefor, Covenant will acquire the Shares free and clear of any Liens and restrictions.

Section 2.4   Subsidiaries. The Company does not have any subsidiaries and does not, directly or indirectly, beneficially own, and is not a party to or bound by any Contract to acquire, any capital stock of, or any other security, equity, ownership interest, debt investment or similar interest in, any other Person.

Section 2.5   No Violation. Except as set forth in Schedule 2.5 of the Stockholder Disclosure Schedule, neither the execution and performance of this Agreement and the other Transaction Documents, nor the consummation or performance of all of the transactions contemplated hereby or thereby (collectively, the "Contemplated Transactions") will, directly or indirectly (with or without notice or lapse of time or both): (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Company, or (ii) any resolution adopted by the board of directors or stockholders of the Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Stockholder may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business and operations of the Company; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract other than for which a Consent permanently and irrevocably waiving such violation, breach, default or other right or remedy that is identified on Schedule 2.7 has been obtained prior to Closing; (e) result in the imposition or creation of any material Lien upon or with respect to any of the assets owned by the Company or used in the business and operations of the Company. The Company is not in violation of any term or provision of any Organizational Document, Material Contract, Legal Requirement, Governmental Authorization, or Order.

Section 2.6   Finder's Fee. Except for the agreements between the Stockholders and the Persons listed on Schedule 2.6 of the Stockholder Disclosure Schedule, a complete and accurate copy of each of which is set forth in such Schedule 2.6 of the Stockholder Disclosure Schedule, neither the Company nor any Stockholder has incurred any obligation, contingent or otherwise, for any finder's, broker's or agent's fee in connection with the Contemplated Transactions.

Section 2.7   Consents. Except as set forth in Schedule 2.7 of the Stockholder Disclosure Schedule, no Consent of, or filing with, any Person, including, without limitation, under any Material Contract or Governmental Authorization or from any Governmental Body, is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement or the other Transaction Documents or the consummation of any of the Contemplated Transactions.

Section 2.8   Financial Statements. The Stockholders have delivered to Covenant audited balance sheets of the Company as at December 31 for each of the years 2003 and 2004, and the related audited statements of income, changes in equity, and cash flows for each of the fiscal years then ended (the "Historical Financial Statements"). Schedule 2.8 of the Stockholder Disclosure Schedule sets forth (together with the related notes) (a) the audited balance sheet of the Company as at December 31, 2005 (the "Year-End Balance Sheet" and December 31, 2005 being the "Balance Sheet Date"), (b) the related audited statements of income, changes in equity, and cash flows for the fiscal year then ended (together with the Year-End Balance Sheet, the "Year-End Financial Statements"), (c) the unaudited balance sheet of the Company as at August 31, 2006 (the "Interim Balance Sheet"), and (d) the related unaudited statements of income, changes in equity, and cash flows for the year-to-date period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Historical Financial Statements, the Year-End Financial Statements, and the Interim Financial Statements (collectively, the "Financial Statements") fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flows of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which, if presented, would not differ materially from those included in the Year-End Financial Statements). The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements have been prepared from and are in accordance with the books and records of the Company, and represent bona fide transactions. No financial statements of any Person are required by GAAP to be consolidated with the Financial Statements.

Section 2.9   Books and Records; Internal Controls.

(a)   The books of account, minute books, corporate record books, and other records of the Company have been made available to Covenant. The minute books of the Company contain records of all meetings held of, and action taken by, the board of directors, all committees of the board of directors, and stockholders of the Company that are accurate in all material respects, and no meeting or action of the board of directors and committee of the board of directors or stockholders has been held or taken that is not reflected in such minute books.

(b)   To the Company's Knowledge, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.10   Properties; Encumbrances.

(a)   Schedule 2.10 of the Stockholder Disclosure Schedule contains a complete and accurate list of all real property owned by the Company (the "Owned Real Property"), all leases ("Real Property Leases") of real property by the Company (the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"), or other interests therein owned by the Company or used in the business and operations of the Company.

(b)   Except as set forth on Schedule 2.10(b) of the Stockholder Disclosure Schedule, the Company owns, with good and marketable title, or has valid and binding leaseholds in, all of the Real Property and all other properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own or lease, including but not limited to all of the properties and assets reflected in the Interim Financial Statements (except for properties and assets sold since the date of the Interim Balance Sheet in the Ordinary Course of Business and consistent with past practice). All of the owned properties and assets are free and clear of all Liens other than Permitted Liens and are not, in the case of Real Property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except, with respect to all such properties and assets, (i) mortgages or security interests shown in the Interim Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (iii) with respect to Real Property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the present use of the property subject thereto, or impairs the business or operations of the Company, and (B) other land use restrictions that do not impair the present use of the property subject thereto.

(c)   All buildings and structures on the Owned Real Property lie wholly within the boundaries of such Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(d)   The Company enjoys peaceful and undisturbed possession of the Real Property sufficient for the current operations and use of such Real Property by the Company.

(e)   Regarding all Contracts, Real Property Leases, deeds and other instruments that evidence, secure, or otherwise relate to the Real Property (collectively, the "Real Property Documents"), (i) to the Company’s Knowledge, there is no material default thereunder by any of the other parties thereto, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof; and (ii) none of the Contemplated Transactions will constitute or create a default, event of default, or right of termination thereunder.

(f)   The Company has not leased or sublet, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Real Property, and no part of any of the Real Property has been condemned, requisitioned, or otherwise taken by any Governmental Body and, to the Company’s Knowledge, no such condemnation, requisition, or taking is threatened or contemplated.

(g)  Since January 1, 2006, no written notice of any increase in the assessed valuation of the Real Property, and no written notice of any contemplated special assessment, has been received by the Company or the Stockholders, and, to the Company’s Knowledge, there is no threatened special assessment pertaining to any of the Real Property.

Section 2.11   Condition and Sufficiency of Assets. Except as set forth on Schedule 2.11 or as covered by Section 2.26 hereof, the buildings, structures, equipment, and other material tangible assets owned or leased by the Company are in reasonable operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. The Company owns, leases, or otherwise possesses a vested right to use all of such buildings, structures, equipment, and other material assets, and all Material Contracts related to such buildings, structures, material equipment, and other material assets are listed in Schedule 2.20(a) of the Stockholder Disclosure Schedule. The buildings, structures, equipment, and other assets owned or leased by the Company include all of the fixed assets used in the business and operations of the Company and are sufficient for the continued conduct of the business and operations of the Company after the Closing in substantially the same manner as conducted prior to the Closing.

Section 2.12   Accounts Receivable. All accounts receivable of the Company that are reflected in the Interim Financial Statements or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") arose from sales actually made or services actually performed by the Company in the Ordinary Course of Business. To the Company’s Knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, relating to the amount or validity of such Account Receivable except as reflected by the reserves shown on the Interim Balance Sheet.

Section 2.13  No Undisclosed Liabilities. Except as set forth in Schedule 2.13 of the Stockholder Disclosure Schedule, the Company has no Liabilities which are required by GAAP to be reflected in the Interim Financial Statements (or would be required by GAAP to be reflected on, or disclosed in the notes of, audited financial statements if the Interim Financial Statements were audited) except for (a) Liabilities reflected or reserved against in the Interim Financial Statements, (b) Liabilities incurred after the date of the Interim Financial Statements in the Ordinary Course of Business which do not have, individually or in the aggregate, a Materially Adverse Effect, and (c) Liabilities incurred pursuant to this Agreement and the Contemplated Transactions.

Section 2.14   Taxes.

(a)   Tax Returns Filed and Taxes Paid. Except as set forth in Schedule 2.14(a) of the Stockholder Disclosure Schedule, the Company has filed or caused to be filed on a timely basis all tax returns and all reports with respect to Taxes (the "Tax Returns") that are or were required to be filed by the Company. All Tax Returns filed by the Company are true, correct and complete in all material respects. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, identified in Schedule 2.14(a) of the Stockholder Disclosure Schedule as being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Financial Statements. Except as provided in Schedule 2.14(a) of the Stockholder Disclosure Schedule, the Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made, or, to the Company’s Knowledge, is expected to be made, nor, to the Company’s Knowledge, is there a reasonable basis upon which such a claim might be made, by any Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets owned by the Company or used in the business and operations of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable), and to the Company’s Knowledge, there is no basis for the assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Lien.

(b)   Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Company and the Stockholders have delivered to Covenant copies of, and Schedule 2.14(b) of the Stockholder Disclosure Schedule contains a complete and accurate list of, all federal and state income Tax Returns filed since January 1, 2001. Schedule 2.14(b) of the Stockholder Disclosure Schedule contains a complete and accurate list of all Tax Returns of the Company that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Company’s Knowledge, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 2.14(b) of the Stockholder Disclosure Schedule. The Stockholders have delivered to Covenant copies of any examination reports, statements or deficiencies, or similar items with respect to such audits. Except as provided in Schedule 2.14(b) of the Stockholder Disclosure Schedule, neither the Company nor the Stockholders has received written notice from any Governmental Body alleging any amount of Taxes due or otherwise contesting or investigating any Taxes or Tax Returns that may be due from the Company, and the Stockholders have no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns have been filed. Except as described in Schedule 2.14(b) of the Stockholder Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c)   Specific Potential Tax Liabilities and Tax Situations. Except as set forth in Schedule 2.14(c) of the Stockholder Disclosure Schedule:

(i)   All material Taxes that the Company is or was required by Legal Requirements to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid to the proper Governmental Body or other Person;

(ii)     There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar written agreement, arrangement, understanding, or practice with respect to Taxes (including any advance pricing agreement, closing agreement, or other arrangement relating to Taxes) that will require any payment by the Company;

(iii)   The Company (A) has not been a member of an affiliated group within the meaning of Code § 1504(a) (or any similar group defined under a similar provision of any state, local, or foreign Legal Requirement) and (B) has no Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Legal Requirement), as a transferee or successor by Contract or otherwise; and

(iv)  To the Company’s Knowledge, the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code § 6662.

(d)   S Corporation. The Company is a domestic corporation that has elected since January 1, 1989 and continues to elect and properly maintains its status as an "S" corporation within the meaning of Code § 1361. The Company does not have any "built-in gain" under Section 1374 of the Code.

Section 2.15   No Materially Adverse Change. Since June 30, 2006, there has not been any Materially Adverse Change and no event has occurred or circumstance exists that reasonably would be expected to result in a Materially Adverse Change.

Section 2.16   Employee Benefits.

(a)   Schedule 2.16(a) of the Stockholder Disclosure Schedule sets forth a list of all Plans, Pension Plans, deferred compensation, stock or stock option plans or arrangements, severance, change-in-control, and other Benefit Arrangements (i) of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor at any time during the six (6) years prior to the Closing Date, (ii) under which any employee or former employee of the Company has any present or future right to benefits, (iii) under which the Company or an ERISA Affiliate of the Company has or may have any Liability for present or future payment of benefits, (iv) in which the Company or an ERISA Affiliate of the Company contributes or has contributed at any time during the six (6) years prior to the Closing Date, or (v) in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated at any time during the six (6) years prior to the Closing Date (collectively, the "Benefit Plans").

(b)   Schedule 2.16(b) of the Stockholder Disclosure Schedule (i) sets forth a list of all ERISA Affiliates of the Company, and (ii) identifies each of the Benefit Plans (A) of which any such ERISA Affiliate is or was a Plan Sponsor at any time during the six (6) years prior to the Closing Date, (B) under which any such ERISA Affiliate has or may have any Liability for present or future payment of benefits, (C) in which any such ERISA Affiliate contributes or has contributed at any time during the six (6) years prior to the Closing Date, or (D) in which any such ERISA Affiliate otherwise participates or has participated at any time during the six (6) years prior to the Closing Date.

(c)   As applicable with respect to each Benefit Plan, the Company has delivered to Covenant copies of (i) each current Benefit Plan document, including any amendments, (ii) any summary plan description provided under a Benefit Plan, (iii) the most recent IRS determination letter, if any, and (iv) all other documents that set forth the material terms of any of the Benefit Plans.

(d)   Except as set forth in Schedule 2.16(d) of the Stockholder Disclosure Schedule:

(i)          Each Benefit Plan has been maintained, operated, and administered in material compliance with its terms and the applicable provisions of ERISA, the Code, and other Legal Requirements.

(ii)        With respect to any Benefit Plan, no Proceedings or claims (other than routine claims for benefits in the Ordinary Course of Business or investigations by any Governmental Body are pending or, to the Company’s Knowledge, threatened.

(iii)       The execution, delivery, and performance by the Company of this Agreement and the Contemplated Transactions will not constitute an event under any Benefit

Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increase in benefits with respect to any employee of the Company.

(iv)      Since the Balance Sheet Date, there has been no establishment or amendment of any Benefit Plan other than as required by applicable Legal Requirements or in the Ordinary Course of Business.

(v)       The Company has received no notice of any future material increase in premium costs of Benefit Plans that are insured or of any future material increase in benefit costs of such Benefit Plans.

(vi)       No Benefit Plan is a Title IV Plan.

(vii)     Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Benefit Plan or has adopted any amendment or taken any other action to terminate a Benefit Plan or to treat a Benefit Plan as terminated.

(viii)    To the Company’s Knowledge, there are no facts or circumstances that may give rise to any liability of any Stockholder, the Company, or Covenant to the PBGC under Title IV of ERISA.

(ix)      Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had any obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(x)       Except to the extent required under ERISA § 601 et. seq. and Code § 4980B or as otherwise required in this Agreement, the Company does not provide health or welfare benefits to any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

(xi)     No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to Tax under Code § 280G or § 4999, nor will the Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

(xii)  With respect to any Benefit Plan, neither the Company nor any ERISA Affiliate has within the past six years incurred or reasonably expects to incur (A) any withdrawal liabilities as defined in ERISA § 4201 or any actual or contingent liability under ERISA § 4204 (collectively, "Withdrawal Liability") and no event has occurred which could result in Withdrawal Liabilities. Neither Covenant nor its Affiliates (including the Company) will have any Withdrawal Liability, with respect to any Benefit Plan, as a result of the execution, delivery, and performance by Covenant, the Company, and the Stockholders of this Agreement and the Contemplated Transactions.

(e)   With respect to Humboldt Express, Inc. ("Humboldt") and any Plan, Pension Plan or other Benefit Arrangement sponsored or contributed to by Humboldt (each a, "Humboldt Plan"), neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur Withdrawal Liability or other Liabilities with respect to any Humboldt Plan or any collective bargaining agreement to which Humboldt was a party, and no event has occurred which could result in such Liabilities. Neither Covenant nor its Affiliates (including the Company) will have any Withdrawal Liabilities or other Liabilities with respect to any Humboldt Plan or any collective bargaining agreement to which Humboldt was a party, as a result of the execution, delivery, and performance by Covenant, the Company, and the Stockholders of this Agreement and the Contemplated Transactions. Humboldt ceased to be an ERISA Affiliate on or before May 6, 1994. Since such date, no other Person has been an ERISA Affiliate of the Company.

Section 2.17   Compliance with Legal Requirements; Governmental Authorizations.

(a)   Since January 1, 2001, except as set forth in Schedule 2.17(a) of the Stockholder Disclosure Schedule, and except for matters relating to Environmental Laws, Benefit Plans, ERISA and Taxes:

(i)    To the Company’s Knowledge, the Company is, and at all times has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)   To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)      The Company has not received any notice or other communication (whether oral or written) from any Governmental Body regarding (A) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the material cost of, any remedial action of any nature.

(b)   Schedule 2.17(b) of the Stockholder Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business and operations of the Company or to any of the assets owned or used by the Company. Each Governmental Authorization listed on Schedule 2.17(b) of the Stockholder Disclosure Schedule is valid and in full force and effect. Except as set forth in Schedule 2.17(b) of the Stockholder Disclosure Schedule:

(i)   The Company is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified on Schedule 2.17(b) of the Stockholder Disclosure Schedule;

(ii)  To the Company’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time, or both) (A) constitute or result directly or indirectly in a material violation of, or a failure to comply in all material respects with, any term or requirement of any Governmental Authorization identified on Schedule 2.17(b) of the Stockholder Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization identified on Schedule 2.17(b) of the Stockholder Disclosure Schedule;

(iii)    The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)   All applications required to have been filed for the renewal of the Governmental Authorizations listed on Schedule 2.17(b) of the Stockholder Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)   The Governmental Authorizations listed in Schedule 2.17(b) of the Stockholder Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business and operations in the manner currently conducted and operated, and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

Section 2.18   Legal Proceedings; Orders.

(a)   Except as set forth in Schedule 2.18(a) of the Stockholder Disclosure Schedule, there is no pending Proceeding:

(i)   that has been commenced by or against the Company or that otherwise relates to or may affect the business and operations of the Company or any of the assets owned or used by the Company; or

(ii)      that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

(b)   The Proceedings listed or required to be listed in Schedule 2.18(a) of the Stockholder Disclosure Schedule will not, individually or in the aggregate, have a Materially Adverse Effect. To the Company’s Knowledge, no Proceeding such as is described in Section 2.18(a) has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)   Except as set forth in Schedule 2.18(c) of the Stockholder Disclosure Schedule, there is no Order to which the Company, or any of the assets owned or used in the business and operations of the Company, is subject.

(d)   Except as set forth in Schedule 2.18(d) of the Stockholder Disclosure Schedule:

(i)      the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)     no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used in the business and operations of the Company, is subject; and

(iii)    the Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used in the business and operations of the Company, is subject.

Section 2.19   Absence of Certain Changes and Events. Except as contemplated hereby or as set forth in Schedule 2.19 of the Stockholder Disclosure Schedule, since June 30, 2006, there have not been any of the following occurrences:

(a)   purchase, redemption, retirement, or other acquisition by the Company of any equity securities, or declaration or payment of any dividend or other distribution or payment in respect of its equity securities, other than the Pre-Closing Cash Redemption and actions in the Ordinary Course of Business;

(b)   amendment to the Organizational Documents of the Company;

(c)   merger, consolidation with, or acquisition of the business of any other corporation or business organization, or acquisition of any material property or assets of any other Person;
(d)   increase by the Company of any bonuses, salaries, or other compensation to any officer, director, or employee that constitutes a material increase in such Person's bonus, salary or compensation, or entry into any employment, severance, or similar Contract with any officer, director, or employee other than in the Ordinary Course of Business;

(e)   adoption of, or increase in the payments to or benefits under, any Benefit Plan for or with any employees of the Company other than as required by applicable Legal Requirements or in the Ordinary Course of Business;

(f)   incurrence of any additional indebtedness for borrowed money other than in the Ordinary Course of Business or, issuance of any debt securities, or assumption, guarantee, or endorsement of the obligations of any Person;

(g)  discharge or satisfaction of any Liens or payment of any material Liabilities (whether individually or in the aggregate) other than in the Ordinary Course of Business;

(h)  failure to pay or discharge any material Liability when due;

(i)   reduction or cancellation of any amounts owed to the Company, or settlement of any claims or Proceedings against the Company, other than in the Ordinary Course of Business;

(j)  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which, individually or in the aggregate reasonably would be expected to exceed $100,000 or may otherwise have a Materially Adverse Effect;

(k)  entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000, other than in the Ordinary Course of Business;

(l)  sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any other Lien on any asset or property of the Company, except in the Ordinary Course of Business;

(m)    labor unrest or union organizing activity;

(n)   Contract, transaction, or arrangement with any Stockholder, officer, director, or Affiliate of the Company, or any Affiliate or Related Person of any of the foregoing;

(o)    material change in the accounting methods used by the Company; or

(p)    agreement, whether oral or written, by the Company to do any of the foregoing.

Section 2.20    Contracts; No Defaults.

(a)   Schedule 2.20(a) of the Stockholder Disclosure Schedule contains a complete list of all Material Contracts. For purposes of this Agreement, "Material Contract" means all Contracts that are material to the business and operations of the Company, including but not limited to all of the following types of Contracts to which the Company is a party or by which the Company or any of its properties is bound:

(i)          Contracts, other than transportation or carrier agreements, that involve performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000 within a six-month period and are not terminable on less than sixty (60) days notice;

(ii)        Contracts that involve performance of services or delivery of goods or materials to the Company of an amount or value in excess of $100,000 within a six-month period and are not terminable on less than sixty (60) days notice;

(iii)        Contracts that were not entered into in the Ordinary Course of Business;

(iv)       Real Property Leases or other Real Property Documents;

(v)       mortgages, indentures, loan or credit agreements, security agreements, and other agreements and instruments relating to the borrowing of money or extension of credit;

(vi)      leases for machinery, equipment, motor vehicles, furniture, office equipment, or other personal property, having aggregate remaining lease payments in excess of $100,000;

(vii)    Contracts with any of the Company's 15 largest customers, based on the Company's 2006 revenues year-to-date, as well as any Contracts for "dedicated" or similar services;

(viii)   licensing agreements or other Contracts with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any intellectual property assets;

(ix)      collective bargaining agreements or other Contracts to or with any labor union or other employee representative of a group of employees;

(x)      joint venture, partnership, or other Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(xi)    Contracts containing covenants that in any way purport to restrict the business activity of the Company or any of its key employees or limit the freedom of the

Company or any of its key employees to engage in any line of business or to compete with any Person;

(xii)      Contracts providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(xiii)     powers of attorney;

(xiv)    guaranties, performance, bid or completion bonds, surety or appeal bonds, return of money bonds, and surety or indemnification agreements involving at least $100,000;

(xv)     custom bonds and standby letters of credit involving at least $100,000;

(xvi)   Contracts where the consequences of a breach or default thereunder, or the termination, expiration, or cancellation thereof, would reasonably be expected to have a Materially Adverse Effect;

(xvii)   employment, independent contractor, and consulting Contracts listed on Schedule 2.16(a);

(xviii)  Contracts entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xix)     Contracts for capital expenditures in excess of $100,000;

(xx)     any written warranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xxi)    any Contract between the Company and one or more Related Person(s);

(xxii)   Applicable Equipment Documents; and

(xxiii)  any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)   Except as set forth in Schedule 2.20(b) of the Stockholder Disclosure Schedule, each Material Contract identified or required to be identified in Schedule 2.20(a) of the Stockholder Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(c)   Except as set forth in Schedule 2.20(c) of the Stockholder Disclosure Schedule:

(i)    The Company is and at all times has been in compliance in all material respects with all applicable terms and requirements of each Material Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii)        to the Company's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may contravene, conflict with, or result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. The Company has not given to or received from any other Person any written notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract; and

(iii)     neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

(d)   There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

(e)   The Material Contracts to which the Company is a party have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act, alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 2.21   Insurance.

(a)   Schedule 2.21(a) of the Stockholder Disclosure Schedule describes each policy of insurance to which the Company is a party or that provides coverage to the Company. The Company and the Stockholders have delivered to Covenant:

(i)    true and complete copies of all policies of insurance to which the Company is a party or under which the Company is or has been covered at any time within the five years preceding the date of this Agreement;

(ii)       true and complete copies of all pending applications for policies of insurance; and

(iii)      any review by any actuary, and any statement by any auditor of the Financial Statements, with regard to the adequacy of coverage or of the reserves for claims.

(b)   Schedule 2.21(b) of the Stockholder Disclosure Schedule describes:

(i)   any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)      any contract or arrangement, other than a policy of insurance or general risk allocation provision in transportation or carrier agreements, for the transfer or sharing of any risk by the Company; and

(iii)     all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements but excluding general insurance provisions in transportation or carrier agreements) and identifies the policy under which such coverage is provided.

(c)   The Stockholders have delivered to Covenant a summary report of the loss experience under each policy for the five preceding policy years, and a copy of the last page of each such loss experience summary report for each of the five preceding policy years is set forth in Schedule 2.21(c) of the Stockholder Disclosure Schedule. Schedule 2.21(c) of the Stockholder Disclosure Schedule also sets forth, by year, for the current policy year and each of the five preceding policy years:

(i)    a summary of all open claims under each insurance policy;

(ii)        a statement describing each claim under an insurance policy for an amount in excess of $100,000, which sets forth:

(A)    the name of the claimant;

(B)    a description of the policy by insurer, type of insurance, and period of coverage; and

(C)    the amount and a brief description of the claim; and

(iii)          a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)  Except as set forth on Schedule 2.21(d) of the Stockholder Disclosure Schedule:

(i)   All policies to which the Company is a party or that provide coverage to the Company:

(A)    are valid, outstanding, and enforceable;

(B)    are issued by an insurer that is financially sound and reputable;

(C)    taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company are normally exposed;

(D)    are sufficient for compliance with all material Legal Requirements involving the retention of insurance coverage and Material Contracts to which the Company are parties or by which any of them is bound;

(E)    will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F)    do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)     The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)    The Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to the Company.

(iv)    The Company has given notice to the insurer of all claims that may be insured thereby.

Section 2.22   Environmental Matters. Except as set forth in Schedule 2.22 of the Stockholder Disclosure Schedule:

(a)  The Company (including the Real Property) is and at all times has been operated in material compliance with applicable Environmental Laws, which compliance includes but is not limited to the possession by the Company of all permits and governmental authorizations required under applicable Environmental Laws for the operations and activities of the Company as such operations and activities are conducted on the date of this Agreement, and compliance with the terms and conditions thereof.

(b)  The Company has not treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the Ordinary Course of Business and in compliance with all applicable Environmental Laws, and to the Company’s Knowledge, no third party has treated, stored, managed, disposed of, transported, handled, released or used any Materials of Environmental Concern on any premises used in the conduct of the Company’s business except in the Ordinary Course of Business and in compliance with all applicable Environmental Laws;

(c)  There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company, and to the Company’s Knowledge, no circumstances exist which could reasonably be expected to lead to the assertion of an Environmental Claim against the Company.

(d)  (i) There are no underground storage tanks located on any Owned Real Property, Leased Real Property, or any Facilities operated by the Company, or, to the Company's Knowledge, on any property adjacent thereto; (ii) to the Company's Knowledge, there is no asbestos-containing material (as defined under Environmental Laws) contained in or forming part of any building, building component, structure, office space or other Facility owned, leased or operated by the Company; and (iii) to the Company's Knowledge, there are no PCBs or PCB-containing items contained in or forming part of any building, building component, structure, office space or other Facility owned, leased or operated by the Company.

(e)   The Company and the Stockholders have delivered to Covenant true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by or on behalf of the Company pertaining to Materials of Environmental Concern or the treatment, storage, management, disposal, transportation, handling, release or use of Materials of Environmental Concern, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

Section 2.23   Employees; Independent Contractors.

(a)   Schedule 2.23(a) of the Stockholder Disclosure Schedule contains a complete and accurate list of the following information for each non-driver employee, officer, or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since January 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

(b)   Unless otherwise disclosed on Schedule 2.23(b) of the Stockholder Disclosure Schedule, to the Company's Knowledge, no employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, officer, or director of the Company, or (ii) the ability of the Company to conduct its business and operations.

(c)    Schedule 2.23(c) of the Stockholder Disclosure Schedule contains a complete and accurate list of the following information for each retired employee, officer, or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future under any Benefit Plan: name, description of benefits, start and end date for benefits, and recipient contribution toward benefits.

(d)   Except as set forth in Schedule 2.23(d) of the Stockholder Disclosure Schedule, there are no Contracts, Benefit Plans, or other arrangements which would give rise to any severance, termination, change-in-control, or other similar payment to any employee, officer, director, or independent contractor of the Company as a result of the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and the Company is not a party to any employment agreement, whether written or oral, with any employee.

(e)   The Company maintains accurate and up-to-date files and records for all employee and independent contractor drivers, and all such driver files contain all information and materials required under applicable Legal Requirements. Each employee and independent contractor driver of the Company meets all DOT requirements.

(f)   Each independent contractor providing equipment and/or services to the Company have been retained under a valid Contract, and a copy of each standard form of Contract used by the Company for independent contractors has been delivered to Covenant.

(g)   The Company has not taken any action in respect of its employees that would require notice or create any Liability under the Worker Adjustment and Retraining Notification Act, and the Company does not have any present plans to take such action.

Section 2.24   Labor Relations; Compliance. The Company has not ever been a party to any collective bargaining or other labor Contract, and has never been part of a consolidated or controlled group of companies that was a party to any collective bargaining or other labor Contract. Since January 1, 2001, there has not been, there is not presently pending or existing, and, to the Company’s Knowledge, there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or any of its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that reasonably could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

Section 2.25   Trade Rights; Intellectual Property.

(a)   For purposes of this Agreement, "Trade Rights" means the trade name "Star Transportation" and any other trademarks, trade names or service marks used in the business and operations of the Company. "Intellectual Property" means all mailing lists, all customer lists, all prospect lists, all advertising materials used in the business and operations of the Company, all logos used in the business and operations of the Company, all telephone and facsimile numbers used in the business and operations of the Company, and all intellectual property used or useful in connection with or relating to the business and operations of the Company or under development, including without limitation all copyrights, patents, trade secrets, proprietary and technical information, research and development, processes, formulas, and know-how, together with all rights to, and all applications, registrations, and licenses for, any of the foregoing, in any form or media, and any other intangible assets of the Company used in the business and operations of the Company.

(b)   The Trade Rights and Intellectual Property used in the business and operations of the Company are, individually and in the aggregate, in all material respects valid, subsisting, and in full force and effect and are owned by the Company free and clear of any material Liens or adverse claims of any Person. The Company has not and does not infringe upon or unlawfully or wrongfully use any U.S. patent, trademark, trade name, service mark, copyright, trade secret or other intellectual property owned or claimed by any other Person. To the Company’s Knowledge, no other Person is making unauthorized use of any of the Trade Rights or Intellectual Property. The Company has not granted any licenses or other rights to any Person to use any of the Trade Rights or Intellectual Property. To the Company’s Knowledge, it is not in default under any notice of any claim of infringement or any other claim or proceeding relating to, any patent, trademark, trade name, service mark, copyright, trade secret, domain name, web site or other intellectual property. As of the Closing, Covenant will have the right to use all Trade Rights and Intellectual Property.

Section 2.26   Tractors and Trailers; Compliance.

(a)   Except as set forth in Schedule 2.26(a) of the Stockholder Disclosure Schedule, each of the tractors and trailers owned, operated, or leased by the Company (i) is in reasonable operating condition and repair, ordinary wear and tear excepted, and adequate for use in the Ordinary Course of Business of the Company as conducted as of the Closing Date, (ii) has been adequately maintained in accordance with the internal maintenance schedules of the Company; (iii) is in material compliance with all applicable manufacturer's specifications and warranty requirements; and (iv) meets all applicable operating condition requirements of the DOT. Schedule 2.26(a) identifies each tractor and trailer owned, operated, or leased by the Company that is not currently in operable condition as of the Closing Date.

(b)   Schedule 2.26(b) of the Stockholder Disclosure Schedule sets forth a list of all tractors and trailers that are owned, leased, or operated by the Company. All tractors and trailers have been operated at all times in material compliance with applicable leases, other financing documents, tradeback, buyback and other Contracts or arrangements with manufacturers, distributors, dealers, or their Affiliates, and all other applicable Contracts (collectively, "Applicable Equipment Documents"). Each leased tractor and leased trailer has been operated within the mileage allowance (subject in each case to mileage aggregation agreements with third parties), if any, of the Applicable Equipment Document, prorated for the portion of the period that has expired. There are no late fees, penalties, or other amounts owing under any Applicable Equipment Document, other than any current month payment that is not yet due. The Company possesses good and marketable title to its owned tractors and trailers, and a valid leasehold interest in its leased tractors and trailers, subject to Permitted Liens.

(c)  Each of the tractors and trailers owned, operated, or leased by the Company is properly licensed and registered with applicable authorities in accordance with permissible practices.

Such licenses and registrations are current, all current license plates and stickers are properly affixed to such equipment, and all fees have been paid. The Company has never received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration ("FMCSA"), or its predecessor the Federal Highway Administration ("FHWA"), as a result of a compliance review for any of the factors that are considered by the FMCSA or FHWA, and there is no Proceeding pending that could result in an unsatisfactory or conditional safety and fitness rating. The Company is and at all times has been in compliance in all material respects with all FMCSA regulations.

Section 2.27  Relationships with Related Persons. Except as set forth on Schedule 2.27 of the Stockholder Disclosure Schedule, none of the Company's Stockholders, former stockholders, directors, officers, and employees of the Company, and none of their respective Related Persons and Affiliates, have any interest in any of the properties or assets of or used by the Company and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Company, or (ii) has engaged or is engaged in competition with the business and operations of the Company. Except as set forth in Schedule 2.27 of the Stockholder Disclosure Schedule, neither the Stockholders, nor any director or officer of the Company, and none of their Related Persons or Affiliates, is a party to any Contract with, or has any claim or right against, the Company.

Section 2.28   Prepayment of Indebtedness. Except as set forth in Schedule 2.28 of the Stockholder Disclosure Schedule, all indebtedness of the Company may be prepaid at any time without penalty.

Section 2.29   Bank Accounts. Schedule 2.29 of the Stockholder Disclosure Schedule sets forth a list of all banks or other financial institutions with which the Company has an account, lock box, safe deposit box, or borrowing authority, specifying with respect to each, the name and address of the bank or other financial institution, the account number, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

Section 2.30   Officers and Directors; Powers of Attorney. Schedule 2.30 of the Stockholder Disclosure Schedule sets forth a list of all officers and directors of the Company, and all Persons having power of attorney, authority as agent, or other authority to act on behalf of the Company or on behalf of any officer or director of the Company (in their capacity as an officer or director).

Section 2.31   Certain Actions and Payments Prior to Closing. Prior to the Closing, the Company and the Stockholders have, (a) taken all actions necessary to cause the cancellation and termination of all options, warrants, other rights to acquire capital stock or other equity securities of the Company, and any other derivative or equity-linked rights held by any employee, officer, director, Stockholder, any of their Affiliates, or any other Person; (b) paid in full any severance, termination, change-in-control, or other similar payment to any employee, officer, director, Stockholder, any of their Affiliates, or any other Person, which results from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions (other than the payments of the Purchase Price to the Stockholders contemplated herein), all of which are set forth in Schedule 2.23(d) of the Stockholder Disclosure Schedule; and (c) paid in full all Transaction Expenses of the Company and the Stockholders.

Section 2.32   Interest Rate Swap. The interest rate swaps or similar Contracts to which the Company is a party, copies of each of which are attached hereto as Schedule 2.32 of the Stockholder Disclosure Schedule (the "Interest Rate Swaps"), are in full force and effect as of the Closing.

Section 2.33   Stockholder Liabilities. Prior to the Closing, the Stockholders have paid in full all obligations (including interest) owed by them to the Company. As of the Closing Date, no Stockholder has any Liability or Debt owed by such Stockholder to the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COVENANT

As of the Closing Date, Covenant represents and warrants to the Stockholders as follows:

Section 3.1   Organization and Good Standing. Covenant is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada with all requisite corporate power and authority to carry on the business in which it is engaged, own the properties it owns, and execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a Party.

Section 3.2   Authorization and Validity. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Covenant, and the consummation of the Contemplated Transactions, have been duly authorized, and no other proceedings or approval are necessary to authorize the execution, delivery, and performance of this Agreement by Covenant. This Agreement has been, and each of the other Transaction Documents at or prior to the Closing will be, duly and validly executed and delivered by Covenant and constitute or will constitute, as of the Closing, the legal, valid and binding obligations of Covenant, enforceable against Covenant in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 3.3   No Violation. Neither the execution and performance by Covenant of this Agreement or the Transaction Documents nor the consummation or performance by Covenant of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Covenant, (ii) any resolution adopted by the board of directors of Covenant, (iii) any Order applicable to Covenant, or (iv) any Legal Requirement applicable to Covenant; or (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions.

Section 3.4   Finder's Fee. Covenant has not incurred any obligation, contingent or otherwise, for any finder's, broker's or agent's fee in connection with the Contemplated Transactions, other than Covenant's agreement to pay a portion of the fees under that certain finder's fee arrangement identified on Schedule 2.6 of the Stockholder Disclosure Schedule, as specifically set forth in Section 6.7 hereof.

Section 3.5   Consents. Except as set forth in Schedule 3.5 of the Covenant Disclosure Schedule, no Consent of, or filing with, any Governmental Body or any other Person is required to authorize, or is required in connection with, the execution, delivery, and performance by Covenant of this Agreement or consummation by Covenant of the Contemplated Transactions.
ARTICLE IV
OTHER AGREEMENTS

Section 4.1   Guaranties. Covenant shall use commercially reasonable efforts to obtain the full release of the Stockholders from any liability with respect to the personal guaranties by the Stockholders of the obligations of the Company, including those identified on Schedule 4.1 of the Stockholder Disclosure Schedule (the "Stockholder Guaranties"). From and after the Closing, Covenant shall indemnify and hold the Stockholders harmless from and against any liability under the Stockholder Guaranties to the extent expressly set forth herein.

Section 4.2   Certain Tax Matters.

(a)   Tax Returns. The Stockholders shall prepare or cause to be prepared, and file or cause to be filed all Tax Returns or claims for refund of the Company for all taxable periods of the Company ending on or prior to the Closing Date (the "Pre-Closing Tax Returns"). For clarification, if no Section 338(h)(10) Election is made, the Company’s final federal Form 1120S for the taxable period ended the day prior to the Closing Date will be considered a Pre-Closing Tax Return to be filed by the Stockholders and, if a Section 338(h)(10) Election is made, the Company's final Form 1120S for the taxable period ended on the Closing Date will be considered a Pre-Closing Tax Return to be filed by the Stockholders. To the extent permitted by applicable Legal Requirements, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholders for such period. Covenant shall timely prepare and file (or cause to be prepared and filed) all Tax Returns of the Company for taxable periods ending after the Closing Date (the "Post-Closing Tax Returns"). For clarification, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(2), if no Section 338(h)(10) Election is made, the Company will become a member of Covenant’s consolidated group at the beginning of the Closing Date, with any Closing Date income of the Company included in the applicable federal Form 1120 of the Covenant consolidated group. Covenant shall timely pay or cause to be paid all Taxes relating to any Post-Closing Tax Returns.

(b)   Cooperation and Information. The Stockholders, the Company and Covenant shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Notwithstanding anything to the contrary in this Agreement, each party shall retain all Tax Returns, work papers and all material records or other documents relating to Tax matters of the Company for the taxable period that includes the Closing Date and for all prior taxable periods until the date that is six (6) months after the expiration of the statute of limitations applicable to such Tax.

(c)   Contests. After the Closing, Covenant shall promptly notify the Stockholders in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Covenant or the Company which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for payment of Taxes or indemnification by the Stockholders under this Agreement. Such notice shall contain factual information (to the extent known to Covenant or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Covenant fails to give the Stockholders prompt notice of an asserted Tax liability as required by this section, then the Stockholders shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability under this Agreement; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). In the case of a Tax audit or administrative or judicial proceeding (a "Contest") that relates to periods ending on or before the Closing Date, the Stockholders shall have the sole right to direct and control the conduct of such Contest. With respect to any Contest for any period beginning before the Closing Date and ending after the Closing Date, the Party which would bear the burden of the greater portion of the sum of the adjustments that may reasonably be anticipated for such period may elect to direct and control, through counsel of its own choosing, such Contest. If the Stockholders elect to direct any Contest or portion of a Contest, the Stockholders shall promptly notify Covenant of its intent to do so, and Covenant shall cooperate and shall cause the Company to fully cooperate in each phase of such Contest. If the Stockholders elect not to direct the Contest, Covenant shall assume control of such Contest and such Contest shall be subject to indemnification in accordance with Article V hereof. Covenant shall keep the Stockholder Representative reasonably informed of the status of such Contest. In any case, neither Covenant and the Company on the one hand, or the Stockholders, on the other hand, may settle or compromise any asserted liability without prior written consent of the other affected party, which consent may not be unreasonably withheld, conditioned, or delayed. In any event, any party may participate, at their own expense, in the Contest.

(d)   Section 338(h)(10) Election.

(i)   As soon after the Closing Date as practicable and in any event not later than December 31, 2006, Covenant shall give the Stockholder Representative written notice as to whether Covenant will make an election under Code § 338(h)(10) (and any corresponding elections under state, local or foreign tax law) (a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares of the Company hereunder.

(ii)      In the event of a Section 338(h)(10) Election by Covenant, the Stockholders agree that the Purchase Price and the liabilities of the Company (and other relevant items) will be allocated to the Company's assets for all purposes (including Tax and financial accounting purposes) in accordance with Code § 338(h)(10) and pursuant to an allocation schedule determined and prepared by Covenant in its discretion and consistent with applicable Legal Requirements (the "Allocation Schedule"). Such Allocation Schedule shall be provided by Covenant to the Stockholder Representative at the same time it provides written notice of the Section 338(h)(10) Election. In the event of a Section 338(h)(10) Election by Covenant, the Parties agree that Covenant, the Company, and the Stockholders will file all Tax Returns (including amended Tax Returns and claims for refund as appropriate) and information returns in a manner consistent with the Section 338(h)(10) Election and the Allocation Schedule. In such event, Covenant shall prepare, and the Stockholders agree to sign and to promptly take all actions necessary to join Covenant in filing, Internal Revenue Service Form 8023, all required attachments thereto, and all comparable state forms and schedules, consistent with the Allocation Schedule and within the time limits required by applicable Legal Requirements. Each Stockholder agrees to provide Covenant with any information required to complete Form 8023. If any changes, supplements, or amendments are required to be made to any such forms, attachments and schedules, the Stockholders shall promptly take all actions necessary to enable Covenant to effect such changes, supplements, or amendments.

(iii)     In the event of a Section 338(h)(10) Election by Covenant, any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election shall be included by the Stockholders in the Stockholders' Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholders to the extent required by applicable Legal Requirements. In such event, Covenant shall pay to each Stockholder, in cash, the amount of additional consideration necessary, including any incremental amount further grossing up such additional consideration for any Taxes arising from such payment, to cause such Stockholder's aggregate after-Tax net proceeds from the sale of such Stockholder's Shares with the Section 338(h)(10) Election to be equal to the aggregate after-Tax net proceeds that such Stockholder would have received had the Section 338(h)(10) Election not been made, taking into account all appropriate state, federal, local, and foreign Tax implications (the "Tax Adjustment"). Each Stockholder shall provide Covenant with a schedule computing the amount of the Tax Adjustment (the "Tax Adjustment Schedule") within ten (10) days after Covenant provides notice to such Stockholder of the Section 338(h)(10) Election. If Covenant shall dispute any Tax Adjustment Schedule, the Parties shall negotiate in good faith to determine the proper adjustment for a period of thirty (30) days. If the parties do not reach agreement within such period, then the disputed portion of the adjustment shall be referred to the Independent Accountants for determination. The Party whose proposed adjustment was most different from the Independent Accountant's shall bear the cost of the Independent Accountants. The amount of the Tax Adjustment as finally determined shall be paid by Covenant to each Stockholder at or prior to the later of (i) the time such Stockholder signs Form 8023 to make the federal Section 338(h)(10) Election and (ii) five (5) days after final determination of such Stockholder's Tax Adjustment Schedule; but in any event no later than January 15, 2007.

(iv)     In the event of a Section 338(h)(10) Election by Covenant, the Parties agree to be bound by the Allocation Schedule and shall take no action inconsistent with the Section 338(h)(10) Election or the Allocation Schedule for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith unless required by applicable Legal Requirements. In the event of any Contest which impacts the Section 338(h)(10) Election and the Tax Adjustments, the Party receiving notice of such Contest shall promptly notify the other Parties thereof, and such Contest shall be subject to the procedures set forth in Section 4.2(c) above. If any such Contest, upon final determination, results in a change in the Tax Adjustment previously agreed or determined as to any Stockholder, then (A) any increase in such Tax Adjustment resulting from such Contest shall be paid by Covenant to such Stockholder and (B) any decrease in such Tax Adjustment resulting from such Contest shall be paid by such Stockholder to Covenant.

Section 4.3   Use of Office Space and Assistant. The Company will provide Beth D. Franklin and her father with continuing use of their offices at the Company's headquarters in Nashville, Tennessee, and exclusive access to their current assistant, Mandee Johnson, for a period of one (1) year following the Closing. During such period, the Company shall continue to pay Ms. Johnson's current salary as of the Closing, and shall continue to provide Ms. Johnson with her existing benefits as of the Closing Date.

Section 4.4   Group Health Coverage. Each of the Stockholders shall be entitled to continuing group health coverage under the Company's group health insurance plan in effect as of the date hereof (the "Company Group Health Plan") for a period of up to three years following the Closing Date pursuant to the continuing coverage requirements of ERISA § 601 e. seq. and Code § 4980B ("COBRA"), solely to the extent such COBRA coverage is permissible under the Group Health Plan and applicable Legal Requirements. Except as may be otherwise provided in a separate written agreement with any Stockholder, any such COBRA coverage shall be provided solely at the expense of the participating Stockholders. Nothing in this Section 4.4 shall be deemed to provide to any Stockholder any rights beyond such Stockholder's rights pursuant to the Company Group Health Plan and COBRA, provided, however, that nothing in this Section 4.4 shall be deemed to affect or alter any contrary agreement for the Company to provide continuing coverage under COBRA or otherwise to a Stockholder as may be provided in a separate written agreement with such Stockholder, copies of each of which are attached hereto as Schedule 4.4 of the Stockholder Disclosure Schedule.

Section 4.5   Lenoir City Property.

(a)   The Parties acknowledge that (i) Star Development, Inc., a Tennessee corporation ("Star Development"), a corporation controlled by one or more of the Stockholders, is the owner of that certain real property located at 14700 El Camino Lane, Lenoir City, Tennessee, as more specifically described on Schedule 2.10 of the Stockholder Disclosure Schedule (the "Lenoir City Property"), and (ii) prior to the Closing, the Company has used and operated on the Lenoir City Property pursuant to an oral understanding, as more fully described on Schedule 2.10 of the Stockholder Disclosure Schedule.

(b)   The Stockholders shall cause Star Development to, and Covenant, the Company, and the Stockholders shall, use good faith reasonable efforts to promptly negotiate and enter into a written lease of the Lenoir City Property on substantially the following terms: (i) an initial term of two (2) years, with automatic annual renewals thereafter; (ii) monthly rent in the amount of $2,000 during the initial term and any renewal term; (iii) the Company shall be responsible for all Taxes and insurance related to the Lenoir City Property; and (iv) Star Development shall not sell or transfer the Lenoir City Property prior to the end of the initial term, and shall provide Covenant and the Company with a right of first refusal for any proposed sale or transfer of the Lenoir City Property after the initial term.

ARTICLE V
INDEMNIFICATION; REMEDIES

Section 5.1   Survival. The representations and warranties of the Company and the Stockholders contained in this Agreement (including the Schedules attached hereto), except for Sections 2.2 [Authorization and Validity], 2.3 [Capitalization], 2.14 [Taxes], 2.16 [Employee Benefits], and 2.22 [Environmental Matters], and in the certificate delivered pursuant to Section 1.4(a)(i), shall terminate on the first anniversary of the Closing Date (the "Basic Representation Survival Period"). The representations and warranties of the Company and the Stockholders set forth in Sections 2.14 [Taxes], 2.16 [Employee Benefits], and 2.22 [Environmental Matters] shall survive for a period of three (3) years following the Closing Date, and the representations and warranties of the Company and the Stockholders set forth in Sections 2.2 [Authorization and Validity] and 2.3 [Capitalization] shall survive until the expiration of the relevant statute of limitation (the "Extended Representation Survival Periods" and, together with the Basic Representation Survival Period, the "Survival Periods"). The obligations to indemnify and hold harmless any Covenant Indemnified Person or Stockholder Indemnified Person under this Article V shall terminate when the applicable Survival Period set forth in this Section 5.1 terminates; provided, however, that (a) such indemnification rights shall not terminate with respect to any item as to which a Covenant Indemnified Person or Stockholder, as applicable, shall have, before the expiration of the applicable Survival Period, previously made a claim pursuant to Sections 5.4 or 5.5 of this Agreement, and (b) the Survival Periods shall not apply to any Breach of any representation or warranty which constitutes actual fraud (as distinguished from an unknowing Breach) or which involves Sections 2.2 [Authorization and Validity], or 2.3 [Capitalization], in which event such representation and warranty shall survive the Closing. The payment of Damages or other remedy based on the representations, warranties, covenants, and obligations of the Parties contained in this Agreement (including the Schedules attached hereto) will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except for, and to the extent of, Covenant's Actual Knowledge of Undisclosed Breach (as defined below) by the Stockholders as of the Closing Date. Covenant shall be deemed to have "Actual Knowledge of Undisclosed Breach" by the Stockholders as of the Closing Date only to the extent that, at the Closing: (x) Covenant Executives have Knowledge, based on a written due diligence report prepared by Covenant personnel or a third-party advisor engaged by Covenant to perform due diligence in connection with the Contemplated Transactions (a "Diligence Report"), of facts or circumstances that, taken together, represent a Breach by the Stockholders as of the Closing Date, (y) Covenant Executives have Knowledge, based on such Diligence Report, that such facts or circumstances in fact constitute such a Breach by the Stockholders as of the Closing Date, and (z) the Stockholders did not have Knowledge, and there was no Company Knowledge, of any such Breach. In the event of such Actual Knowledge of Undisclosed Breach by the Stockholders as of the Closing Date, Covenant shall be deemed to waive its right to indemnification pursuant to this Article V for Damages resulting from such Breach only to the extent of, and up to any specific dollar amount identified in, the applicable Diligence Report. Covenant represents and warrants to the

Stockholders that the Diligence Reports set forth all facts and circumstances of which Covenant Executives have Knowledge that, taken together, represent a Breach by the Stockholders as of the Closing Date and that, to the Knowledge of the Covenant Executives, in fact constitute such a Breach by the Stockholders as of the Closing Date. Notwithstanding any provision to the contrary set forth herein, the Stockholders shall bear the burden of proof that Covenant had Actual Knowledge of Undisclosed Breach as of the Closing Date. Except as specifically set forth above, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

Section 5.2   Indemnification and Payment of Damages by the Stockholders. The Stockholders, severally, will indemnify, defend, and hold harmless Covenant, the Company, and their respective Representatives (collectively, the "Covenant Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any and all costs, losses, liabilities, obligations, claims, damages (including incidental and consequential damages), deficiencies, expenses, diminution of value, whether or not involving a third-party claim, and all interest, penalties, reasonable attorneys' fees, and all reasonable amounts paid in investigation, defense, or settlement of any of the foregoing (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a)   any Breach of any representation or warranty made by the Company or the Stockholders in this Agreement, the Stockholder Disclosure Schedule, or any other certificate or document delivered by the Company or the Stockholders pursuant to this Agreement;

(b)   any Breach by the Company or any of the Stockholders of any of its covenants or obligations in this Agreement; and

(c)   any failure by the Company, prior to the Closing, to file any state Tax Return that is or was required to be filed by the Company, and any failure to pay any state Taxes that have or may have become due for any period prior to the Closing Date.

Section 5.3   Indemnification and Payment of Damages by Covenant. Covenant will indemnify, defend, and hold harmless the Stockholders and their heirs, executors, and personal representatives (collectively, the "Stockholder Indemnified Persons") for, and will pay to the Stockholders the amount of, any Damages arising, directly or indirectly, from or in connection with:

(a)   any Breach of any representation or warranty made by Covenant in this Agreement or any other certificate or document delivered by Covenant pursuant to this Agreement;

(b)   any Breach by Covenant of any of its covenants or obligations in this Agreement;

Section 5.4   Procedure for Indemnification - Third Party Claims.

(a)   In order for a Covenant Indemnified Person or a Stockholder Indemnified Person (the "Indemnified Person") to be entitled to any indemnification provided for under Section 5.2 or Section 5.3 of this Agreement in respect of, or arising out of, a Third Party Claim, such Indemnified Person must notify the Party from whom indemnification is sought (the "Indemnifying Party") in writing of the Third Party Claim within ten (10) business days after receipt by the Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice).

Thereafter, the Indemnified Person shall deliver to the Indemnifying Party, within five (5) business days after receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

(b)   If a Third Party Claim is made against an Indemnified Person, the Indemnifying Party will be entitled to participate in the related Proceeding and, if it so chooses, assume and control the defense of such Third Party Claim with counsel satisfactory to the Indemnified Person; provided, however, that the Indemnifying Party shall not be entitled to assume and control the defense of such Proceeding if (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Person of its financial capacity and willingness to actively and appropriately defend such Proceedings and provide indemnification with respect to such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, (i) it will be conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of and subject to indemnification; (ii) no compromise or settlement of the Third Party Claim may be effected by the Indemnifying Party without the Indemnified Person's consent; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such Third Party Claim effected without its consent. If notice is given to an Indemnifying Party of the commencement of a Third Party Claim and the Indemnifying Party does not, within twenty (20) days after such notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third Party Claim (to the extent permitted pursuant to Section 5.4(a)), the Indemnifying Party will be bound by any determination made in any related Proceeding or any compromise or settlement effected by the Indemnified Person.

(c)   Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim at the sole cost and expense of the Indemnifying Party.

(d)   The Stockholders hereby consent to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Third Party Claim or the matters alleged therein, and agree that process may be served on the Stockholders with respect to such Third Party Claim anywhere in the world.

Section 5.5   Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.

Section 5.6   Limitations on Claims.

(a)   The maximum aggregate liability of the Stockholders to the Covenant Indemnified Persons under Section 5.2(a) shall not exceed Four Million Dollars ($4,000,000) (the "General Cap"), and Covenant, on behalf of itself and the other Covenant Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Damages under Section 5.2(a) in excess of the General Cap. Notwithstanding the foregoing, the General Cap shall not limit any recovery by the Covenant Indemnified Persons (i) in the case of fraud, (ii) in any action involving a Breach of Section 2.2 [Authorization and Validity], or 2.3 [Capitalization], or (iii) in any claim for Damages under Sections 5.2(b) or 5.2(c). The Stockholders’ liability for Damages under Section 5.2(a) in excess of the General Cap shall be several, and not joint.

(b)   No Covenant Indemnified Persons shall be entitled to recover any Damages pursuant to Section 5.2(a) unless the aggregate amount of all Damages for which Covenant Indemnified Persons would, but for this sentence, be entitled to receive indemnification pursuant to Section 5.2(a) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Damage Threshold"), and then only for such Damages in excess of the Damage Threshold. Notwithstanding the foregoing, the limitation in this Section 5.5(b) shall not apply (i) in the case of fraud, (ii) in any claim for Breach of Section 2.2 [Authorization and Validity] or 2.3 [Capitalization] or (iii) in any claim for Damages under Sections 5.2(b) or 5.2(c).

(c)   The maximum aggregate liability of the Stockholders to the Covenant Indemnified Persons under Sections 5.2(c) shall not exceed One Hundred Thirty Thousand Dollars ($130,000) (the "Special Cap"), and Covenant, on behalf of itself and the other Covenant Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Damages under Sections 5.2(c) in excess of the Special Cap. Notwithstanding the foregoing, the Special Cap shall not limit recovery by the Covenant Indemnified Persons in any case based on fraud.

(d)   During the term of the Escrow Agreement, all claims for indemnification of the Covenant Indemnified Persons pursuant to Sections 5.2(a) and 5.2(c) shall be paid first out of the Indemnity Escrow Funds in accordance with the terms of the Escrow Agreement and subject to the other limitations set forth in this Article V.

(e)   Calculation of Damages.

(i)   To the extent that any claim for indemnification for Damages under this Article V is covered by insurance held by the Indemnified Person, such Indemnified Person shall use its commercially reasonable efforts to seek recovery from the applicable insurer, provided that the Indemnifying Party agrees to reimburse the Indemnified Person for any reasonable out-of-pocket costs incurred by the Indemnified Person in connection with such recovery. Further, to the extent that any claim for indemnification for Damages under this Article V is covered by insurance held by the Indemnified Person, such Indemnified Person shall be entitled to indemnification pursuant to this Article V only with respect to the amount of the Damages that are in excess of (x) the cash proceeds received by such Indemnified Person pursuant to such insurance, minus (y) any costs of collecting such proceeds and any increased insurance costs related thereto (such increased insurance costs to include but not be limited to self-insured retention amounts, retrospective premium adjustments, increases in future premiums, indemnification obligations, and all other costs or detriments experienced by the Indemnified Person as a direct result of the claim or Damages). If such Indemnified Person receives such net cash insurance proceeds prior to the time such claim is paid, then the amount payable by the Indemnifying Party pursuant to such claim shall be reduced by the amount of such proceeds. If such Indemnified Person receives such net cash insurance proceeds after such claim has been paid, then upon the receipt by the Indemnified Person of any net cash proceeds pursuant to such insurance up to the amount of Damages incurred by such Indemnified Person with respect to such claim, such Indemnified Person shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Person in satisfaction of such claim.

(ii)   Any calculation of Damages for purposes of this Article V shall be reduced to take account of any Tax benefit (including, but not limited to, any Tax refund or credit but net of the Tax cost or detriment, if any, including but not limited to a reduction in basis of assets, reduction in net book value, loss of depreciation or amortization or similar deductions, or increase in gain upon a sale as a result of a reduction in or reallocation of the purchase price) actually realized by the Indemnified Person as a result of any such Damages. Any payment hereunder shall initially be made without regard to this Section 5.6(e)(ii) and shall be reduced to reflect any such net Tax benefit only after the Indemnified Person has actually realized such benefit. If such Indemnified Person actually realizes such net Tax benefit after such claim has been paid, then upon the actual realization by the Indemnified Person of such net Tax benefit up to the amount of Damages incurred by such Indemnified Person with respect to such claim, such Indemnified Person shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Person in satisfaction of such claim. For purposes of this Section 5.6(e)(ii), the Indemnified Person shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes required to be paid by the Indemnified Person is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Damages. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Indemnified Person's liability for Taxes.

(iii)   Any calculation of Damages for purposes of this Article V shall be reduced to take account of any amounts actually recovered by the Indemnified Person pursuant to any indemnification by or under any indemnification agreements with any third party (net of any costs incurred to obtain such recovered amounts). If such Indemnified Person receives such net recovery prior to the time such claim is paid, then the amount payable by the Indemnifying Party pursuant to such claim shall be reduced by the amount of such net recovery. If such Indemnified Person receives such net recovery after such claim has been paid, then upon the receipt by the Indemnified Person of any net recovery up to the amount of Damages incurred by such Indemnified Person with respect to such claim, such Indemnified Person shall promptly repay any portion of such amount which was previously paid by the Indemnifying Party to such Indemnified Person in satisfaction of such claim.

(f)   Tax Treatment. Any indemnification payments under this Article V shall be treated, for Tax purposes, as adjustment to the Purchase Price.

Section 5.7   Exclusive Remedy. The exclusive remedy of each Party in connection with this Agreement and the transactions contemplated hereby shall be as provided in this Article V.

ARTICLE VI
MISCELLANEOUS

Section 6.1   Amendment and Waiver. No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing executed by all of the Parties hereto or, in the case of an asserted waiver, executed by the Party against which enforcement of the waiver is sought. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.

Section 6.2   Assignment; Third-Party Rights. Neither this Agreement nor any right created hereby shall be assignable by any Party hereto, except by Covenant to any Person that is an Affiliate of Covenant. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 6.2.

Section 6.3   Notice. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by fax. Such notice shall be deemed received on the date on which it is delivered or faxed (with confirmation received). For purposes of notice, the addresses of the Parties shall be:

If to the Stockholders or the Stockholder Representative:	At the respective addresses set forth on the signature pages hereto.

With a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street Suite 2700 Nashville, Tennessee 37219 Fax: (615) 244-6804 Attention: Chase Cole

If to Covenant or the Company:	Covenant Transport, Inc. 400 Birmingham Highway Chattanooga, Tennessee 37419 Fax: (423) 821-5442 Attention: Chief Financial Officer

With a copy to:	Scudder Law Firm, P.C., L.L.O. 411 South 13th Street Suite 200 Lincoln, Nebraska 68508 Fax: (402) 435-4239 Attention: Mark Scudder

Any Party may change its address for notice by written notice given to the other Parties in accordance with this Section 6.3. Notwithstanding the foregoing, any notice required to be delivered to any of the Stockholders may be delivered to the Stockholder Representative in accordance with Section 6.16 in the manner set forth in this Section 6.3, and any such notice shall be deemed received by all Stockholders on the date on which it is delivered or faxed (with confirmation received) to the Stockholder Representative.

Section 6.4   Public Announcements. Covenant will consult with the Stockholder Representative regarding the contents of the public announcement of the Contemplated Transactions and will take into consideration the reasonable requests of the Stockholder Representative with respect to such public announcement, subject, however, to all Legal Requirements, stock exchange requirements, and prudent disclosure requirements applicable to Covenant. Unless consented to by Covenant in advance or required by applicable Legal Requirements, prior to the Closing, the Stockholders and the Company shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Stockholder Representative, the Company and Covenant will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

Section 6.5   Confidentiality. Prior to the Closing Date, the Parties will maintain in confidence, and will cause their respective Representatives to maintain in confidence, all written, oral, or other information obtained from another Party in connection with this Agreement or the Contemplated Transactions ("Confidential Information"), including, without limitation, customer and employment information, unless and only to the extent that such Confidential Information (a) becomes generally available to the public other than as a result of a breach of any confidentiality obligation, (b) was available to the Party receiving the information on a non-confidential basis prior to disclosure, (c) is independently developed by a Party, (d) becomes lawfully available to a Party on a non-confidential basis from a source other than the Party disclosing the Confidential Information, provided that such source is not known by the Party receiving the Confidential Information to be subject to a confidentiality obligation in favor of the Party disclosing the information, or (e) the Party disclosing the Confidential Information expressly approves in writing such other Party's disclosure. The Parties will not disclose Confidential Information to others except for Representatives who have a need to know such Confidential Information for the purpose of effecting the Contemplated Transactions or as may be required by applicable Legal Requirements.

Section 6.6   Entire Agreement. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Letter of Intent between Covenant and the Stockholders dated July 31, 2006), and constitutes (together with the Schedules and Exhibits hereto and the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

Section 6.7   Transaction Expenses. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective Transaction Expenses. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Parties agree that Covenant will pay Fifty Thousand Dollars ($50,000) of any fee due under that certain finder's fee arrangement identified on Schedule 2.6 of the Stockholder Disclosure Schedule (and only that certain arrangement) as a result of the consummation of the Contemplated Transactions, and the Stockholders individually (and not the Company) shall be solely responsible for any other fees due thereunder. In the event of any termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

Section 6.8   Further Assurances. The Stockholders, the Company, and Covenant, from time to time after the Closing at the request of any other Party hereto, and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as a Party may reasonably require to more effectively transfer and assign to, and vest in, Covenant, the Shares and all rights thereto, and to fully implement the provisions of this Agreement and the other Transaction Documents.

Section 6.9   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 6.10   Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Tennessee without reference or regard to the conflicts of law rules thereof.

Section 6.11   Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 6.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original

Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 6.13   Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

Section 6.14   Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 6.15   Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 6.16   Stockholder Representative. Each of the Stockholders hereby irrevocably authorizes and appoints Beth D. Franklin (the "Stockholder Representative") as his or her representative and true and lawful attorney-in-fact and agent to act in his or her name, place, and stead and to execute any agreement, certificate, instrument, or document to be delivered by the Stockholders in connection with this Agreement and the Contemplated Transactions. The Stockholder Representative shall serve as the agent of the Stockholders for all purposes related to this Agreement, including without limitation any notice required to be delivered to the Stockholders under this Agreement or any of the other Transaction Documents. The Stockholder Representative shall have the full power, authority, and right to perform, do, and take any and all actions they deem necessary or advisable to carry out the purposes of this Agreement and the other Transaction Documents, including, without limitation, the power to amend or modify this Agreement and the other Transaction Documents and to waive any provision herein or therein. All decisions of the Stockholder Representative shall be binding upon the Stockholders. Covenant and each other Party shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Stockholder Representative with respect to any and all matters concerning the Stockholders; provided, however, that nothing set forth herein shall require Covenant to accept the signature or action of the Stockholder Representative in lieu of the signature or action of any Stockholder.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

COVENANT TRANSPORT, INC.

By:	/s/ David R. Parker
David R. Parker
Chairman, President and CEO

STAR TRANSPORTATION, INC.

By:	/s/ Beth D. Franklin
Beth D. Franklin
Chief Executive Officer

STOCKHOLDERS:

/s/ Beth D. Franklin
Beth D. Franklin
515 Jackson Boulevard
Nashville, Tennessee 37205

/s/ David D. Dortch
David D. Dortch
The Rokeby
3901 West End Avenue
Nashville, Tennessee 37205

/s/ Rose D. Shipp
Rose D. Shipp
4303 Lillywood Road
Nashville, Tennessee 37205

/s/ David W. Dortch
David W. Dortch
601 North Mobile Street
Fairhope, Alabama 36532

/s/ James F. Brower, Jr.
Jim Brower
222 31st Avenue North
Nashville, Tennessee 37203

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

EXHIBIT A

Definitions

"Accounts Receivable" shall have the meaning set forth in Section 2.12 hereof.

"Actual Additional Debt" shall have the meaning set forth in Section 1.7(c) hereof.

"Actual Debt Paydown" shall have the meaning set forth in Section 1.7(c) hereof.

"Actual Knowledge of Undisclosed Breach" shall have the meaning set forth in Section 5.1 hereof.

"Actual Undelivered Equipment" shall have the meaning set forth in Section 1.7(c) hereof.

"Actual Undelivered Equipment Debt" shall have the meaning set forth in Section 1.7(c) hereof.

"Actual Unsold Equipment" shall have the meaning set forth in Section 1.7(c) hereof.

"Actual Unsold Equipment Debt" shall have the meaning set forth in Section 1.7(c) hereof.

"Adjusted Working Capital" shall have the meaning set forth in Section 1.5(a)(i) hereof.

"Agreement" shall have the meaning set forth in the preamble of this Agreement.

"Affiliate" means, with respect to any Person, any other Person or group of affiliated Persons directly or indirectly controlling (including without limitation all directors and executive officers of such Person), controlled by or under direct or indirect common control with such Person. For purposes of this definition, (i) a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, and (ii) a Related Person shall be deemed to be an Affiliate of that Person.

"Allocation Schedule" shall have the meaning set forth in Section 4.2(d)(ii).

"Applicable Equipment Documents" shall have the meaning set forth in Section 2.26(b) hereof.

"Balance Sheet Date" shall have the meaning set forth in Section 2.8 hereof.

"Basic Representation Survival Period" shall have the meaning set forth in Section 5.1 hereof.

"Benchmark Adjusted Working Capital" shall have the meaning set forth in Section 1.5(a)(ii) hereof.

"Benefit Arrangements" include each "employee benefit plan", as defined in Section 3(3) of ERISA, and all other material fringe benefit, cafeteria, welfare, and retirement plans and arrangements established, maintained, contributed to, or obligated to be contributed to by the Company or any ERISA Affiliate thereof, whether or not any such plan or arrangement is otherwise exempt from some or all of the provisions of ERISA.

"Benefit Plan" shall have the meaning set forth in Section 2.16(a) hereof.

"Best Efforts" shall mean the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

"Breach" shall mean any inaccuracy in or breach of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement.

"Closing" shall have the meaning set forth in Section 1.3 hereof.

"Closing Adjusted Working Capital" shall have the meaning set forth in Section 1.5(a)(iv) hereof.

"Closing Amount" shall have the meaning set forth in Section 1.2(a) hereof.

"Closing Balance Sheet" shall have the meaning set forth in Section 1.5(b) hereof.

"Closing Date" means the date on which the Closing occurs.

"Closing Debt" shall have the meaning set forth in Section 1.5(a)(iii) hereof.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" shall have the meaning set forth in the preamble of this Agreement.

"Company’s Knowledge" means (i) the actual knowledge of the Stockholders other than Beth Franklin, and (ii) the actual knowledge, after reasonable inquiry, of Beth Franklin and the other executive officers of the Company.

"Confidential Information" shall have the meaning set forth in Section 6.5 hereof.

"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contest" shall have the meaning set forth in Section 4.2(c) of this Agreement.

"Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Contemplated Transactions" shall have the meaning set forth in Section 2.5 hereof.

"Contingent Obligation" means, as to any Person, any direct or indirect liability of such Person with respect to any indebtedness, lease, dividend, guaranty, letter of credit or other obligation (each a "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (i) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation, or (B) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (iii) to purchase property,

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securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof

"Covenant" shall have the meaning set forth in the preamble of this Agreement.

"Covenant Adjustment Amount" shall have the meaning set forth in Section 1.5(e)(ii) hereof.

"Covenant Executives" means David Parker and Joey Hogan, Covenant's Chief Executive Officer and Chief Financial Officer, respectively.

"Covenant Indemnified Person" shall have the meaning set forth in Section 5.2 hereof.

"Covenant Survival Period" shall have the meaning set forth in Section 5.1 hereof.

"Damage Threshold" shall have the meaning set forth in Section 5.6(b) hereof.

"Damages" shall have the meaning set forth in Section 5.2 hereof.

"Debt" means, as to any Person, without duplication (including all such items incurred by any partnership or joint venture as to which such Person is liable as a general partner or joint venturer):

(a)   all indebtedness in respect of money borrowed, including, without limitation, all obligations under capitalized leases, all amounts outstanding under accounts receivable securitizations (including all obligations of special purpose entities utilized to effect such securitizations), all obligations under synthetic leases, all subordinated indebtedness, the deferred purchase price of any property or services, the aggregate face amount of all surety bonds, letters of credit, and bankers’ acceptances, and (without duplication) all payment and reimbursement obligations in respect thereof whether or not matured, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), any past due interest amounts or penalties related to any of the foregoing, other than trade payables and accrued expenses incurred in the ordinary course of business;

(b)   any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates, including fuel prices, applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements and forward fuel purchase contracts, commitments, or options; (ii) all other "derivative instruments" as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

(c)   all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless or whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and

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(d)   any and all Contingent Obligations of such Person.

"Debt Adjustment Amount" shall have the meaning set forth in Section 1.5(a)(v) hereof.

"Diligence Report" shall have the meaning set forth in Section 5.1 hereof.

"DOT" means the U.S. Department of Transportation, including the FHWA and FMCSA.

"Environmental Claim" means any investigation or written claim, action, cause of action, or notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties), or any Lien or other restriction of any nature, arising out of, based on or resulting from: (a) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company; or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law applicable to the Company or the Company’s business.

"Environmental Laws" means, as they exist on the date hereof and as of the Closing Date, all applicable Legal Requirements relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or Legal Requirements.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"ERISA Affiliate" shall mean, with respect to a Party, any other person that, together with that Party, would be treated as a single employer under Code § 414.

"Escrow Agent" shall have the meaning set forth in Section 2.4(d) hereof.

"Escrow Agreement" shall have the meaning set forth in Section 2.4(d) hereof.

"Extended Representation Survival Period" shall have the meaning set forth in Section 5.1 hereof.

"Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, trucks, tractors, trailers, tank cars, and other rolling stock) currently or formerly owned or operated by the Company.

"FASB 133" means Statement of Financial Accounting Standards No. 133.

"Financial Statements" shall have the meaning set forth in Section 2.8 hereof.

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"FHWA" shall have the meaning set forth in Section 2.26(b) hereof.

"FMCSA" shall have the meaning set forth in Section 2.26(b) hereof.

"GAAP" means generally accepted accounting principles in the United States, consistently applied throughout all relevant periods.

"General Cap" shall have the meaning set forth in Section 5.6(a) hereof.

"Governmental Authorizations" shall mean all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights of way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character relating to the business and operations of the Company or all or any of the assets of the Company, including but not limited to permits and authorizations granted by the DOT and FHWA.

"Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Historical Financial Statements" shall have the meaning set forth in Section 2.8 hereof.

"Humboldt" shall have the meaning set forth in Section 2.16(e).

"Humboldt Plan" shall have the meaning set forth in Section 2.16(e).

"Independent Accountants" shall have the meaning set forth in Section 1.5(d) hereof.

"Indemnified Person" shall have the meaning set forth in Section 5.4(a) hereof.

"Indemnifying Party" shall have the meaning set forth in Section 5.4(a) hereof.

"Indemnity Escrow Amount" shall have the meaning set forth in Section 1.2(b)(i) hereof.

"Intellectual Property" shall have the meaning set forth in Section 2.25(a) hereof.

"Interest Rate Swaps" shall have the meaning set forth in Section 2.32 hereof.

"Interim Balance Sheet" shall have the meaning set forth in Section 2.8 hereof.

"Interim Financial Statements" shall have the meaning set forth in Section 2.8 hereof.

"IRS" means the Internal Revenue Service or any successor agency.

"Knowledge" means actual knowledge.

"Lease-Purchase Conversion" means the Company's process since January 1, 2006 of purchasing 225 new trailers and 135 new tractors and disposing of 135 tractors formerly financed under operating leases.

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"Lease-Purchase Conversion Certificate" shall have the meaning set forth in Section 1.7(a) hereof.

"Leased Real Property" shall have the meaning set forth in Section 2.10(a) hereof.

"Lenoir City Property" shall have the meaning set forth in Section 4.5(a) hereof.

"Legal Requirement" shall mean for any Person any law, treaty, regulation, rule, order, judgment, or decree, or any other determination or requirement of an governmental authority or arbitrator applicable to or binding on such Person or any of its property or to which such Person or any of its property is subject.

"Liability" means any and all Debts, liabilities, obligations, and commitments, whether known or unknown, asserted or unasserted, fixed, absolute, or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence, strict liability, or otherwise).

"Lien" shall mean any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, including without limitation the interest of a vendor or lessor under any conditional sale agreement, capital lease obligation or other title retention agreement, or any agreement to create or grant any of the foregoing or prohibiting the Company from granting Liens on their respective assets.

"Material Contract" shall have the meaning set forth in Section 2.20(a) hereof.

"Materially Adverse Effect" or "Materially Adverse Change" means any change, circumstance, or effect that does have, or is reasonably likely to have, a materially adverse effect on the business, operations, financial condition of the Company taken as a whole, or the ability of the Company or the Stockholders to consummate the Contemplated Transactions; provided, however, that Materially Adverse Effect and Materially Adverse Change shall not include any adverse changes or conditions as and to the extent such changes or conditions result from or relate to (i) general business or economic conditions, including such conditions related to the business of the Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices, or upon any military installation, equipment, or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof any decline in prevailing interest rates or any market index), (iv) changes in GAAP, (v) changes in Legal Requirements issued by any Governmental Body, or (vi) the taking of any action contemplated by this Agreement and the other Transaction Documents.

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case so defined, identified, or regulated under any Environmental Law.

"Multi-Employer Plan" shall have the meaning set forth in ERISA § 3(37)(A).

"Noncompetition Agreements" shall have the meaning set forth in Section 1.4(a)(v) hereof.

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"Objection Notice" shall have the meaning set forth in Section 1.5(c) hereof.

"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, Governmental Body, or by any arbitrator.

"Ordinary Course of Business" shall mean an action taken by a Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Owned Real Property" shall have the meaning set forth in Section 2.10(a) hereof.

"Party" and "Parties" shall have the meanings set forth in the preamble of this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Pension Plan" shall have the meaning given in ERISA § 3(2)(A).

"Permitted Lien" means (a) any Lien approved in writing by Covenant, (b) any Lien for Taxes or other governmental charges or assessments which are not delinquent or which are being contested in good faith through appropriate proceedings and adequate reserves to pay the same have been established in the Financial Statements to the extent required by GAAP, (c) any Lien of any landlord, carrier, warehouseman, mechanic or materialman and any like Lien arising in the Ordinary Course of Business for sums that are not delinquent or which are being contested in good faith through appropriate proceedings and adequate reserves to pay the same have been established in the Financial Statements to the extent required by GAAP, (d) any Lien of the lender, lessor or other financing source (i) securing indebtedness for borrowed money, or (ii) on assets leased under a capitalized lease obligation, each to the extent (in either case) that such indebtedness for borrowed money or capital lease is reflected in the Financial Statements to the extent required by GAAP and is included in the calculation of the Debt Adjustment Amount, (e) recorded easements and recorded rights of way; (f) Legal Requirements regulating the use or enjoyment of the applicable property, or (g) with respect to Leased Real Property, Liens which encumber the fee interest in such property.

"Person" means any individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated association or other enterprise or any governmental authority.

"Plan" shall have the meaning given in ERISA § 3(3).

"Plan Sponsor" shall have the meaning given in ERISA § 3(16)(B).

"Post-Closing Tax Returns" shall have the meaning set forth in Section 4.2(a) hereof.

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"Pre-Closing Cash Redemption" means the payment of cash by the Company to the Stockholders at or prior to the Closing, in redemption of capital stock.

"Pre-Closing Tax Returns" shall have the meaning set forth in Section 4.2(a) hereof.

"Proceeding" means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator, or mediator.

"Projected Additional Debt" shall have the meaning set forth in Section 1.7(a) hereof.

"Projected Debt Paydown" shall have the meaning set forth in Section 1.7(a) hereof.

"Projected Undelivered Equipment" shall have the meaning set forth in Section 1.7(a) hereof.

"Projected Undelivered Equipment Debt" shall have the meaning set forth in Section 1.7(a) hereof.

"Projected Unsold Equipment" shall have the meaning set forth in Section 1.7(a) hereof.

"Projected Unsold Equipment Proceeds" shall have the meaning set forth in Section 1.7(a) hereof.

"Property Transfer Election" shall have the meaning set forth in Section 4.5(c)(i) hereof.

"Purchase Price" shall have the meaning set forth in Section 1.2(a) hereof.

"Real Property" shall have the meaning set forth in Section 2.10(a) hereof.

"Real Property Documents" shall have the meaning set forth in Section 2.10(e) hereof.

"Real Property Leases" shall have the meaning set forth in Section 2.10(a) hereof.

"Regulatory Change" means, with respect to any Person, any change after the date of this Agreement in United States federal or state Legal Requirements, or in any other Legal Requirement promulgated by any Governmental Body, or the entry, adoption or making after such date of any Order, interpretation, directive or request of or under any United States federal or state Legal Requirements (whether or not having the force of law) by any court or Governmental Body charged with the interpretation or administration thereof, applying to a class of Persons including such Person.

"Related Person" shall have the following meaning:

(a)   With respect to a particular individual: (i) each other member of such individual's Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

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(b)   With respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"Representatives" means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

"Scudder Opinion" shall have the meaning set forth in Section 1.4(b)(vi) hereof.

"Section 338(h)(10) Election" shall have the meaning set forth in Section 4.2(d)(i).

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" shall have the meaning set forth in the recitals of this Agreement.

"Special Cap" shall have the meaning set forth in Section 5.6(c) hereof.

"Spousal Consent" shall have the meaning set forth in Section 1.4(a)(viii) hereof.

"Star Development" shall have the meaning set forth in Section 4.5(a) hereof.

"Stockholder Adjustment Amount" shall have the meaning set forth in Section 1.5(e)(i) hereof.

"Stockholder Disclosure Schedule" shall mean the disclosure document delivered by the Stockholders pursuant to the terms of this Agreement and attached hereto as Exhibit H.

"Stockholder" shall have the meaning set forth in the preamble of this Agreement.

"Stockholder Guaranties" shall have the meaning set forth in Section 4.1 hereof.

"Stockholder Indemnified Persons" shall have the meaning set forth in Section 5.3 hereof.

"Stockholder Releases" shall have the meaning set forth in Section 1.4(a)(vi) hereof.

"Stockholder Representative" shall have the meaning set forth in Section 6.16 hereof.

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"Survival Period" shall have the meaning set forth in Section 5.1 hereof.

"Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

"Tax Adjustment" shall have the meaning set forth in Section 4.2(d)(iii) hereof.

"Tax Adjustment Notice" shall have the meaning set forth in Section 4.2(d)(iii) hereof.

"Tax Returns" shall have the meaning set forth in Section 2.14(a) hereof.

"Taxes" shall mean any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, highway use, fuel, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under any Legal Requirement.

"Third Party Claims" means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

"Title IV Plan" means a Pension Plan that is subject to Title IV of ERISA, other than Multi-Employer Plans.

"Trade Rights" shall have the meaning set forth in Section 2.25(a) hereof.

"Transaction Documents" means, collectively, this Agreement, the Escrow Agreement, the Transition Services Agreement, the Noncompetition Agreements, the Stockholder Releases, the Spousal Consents, and all other documents and instruments executed in connection herewith, as any or all of the foregoing may be renewed, amended, extended, modified, supplemented, replaced or rearranged from time to time.

"Transaction Expenses" means all out-of-pocket costs and expenses that are incurred by the designated Party or Parties in connection with the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions, including, without limitation, fees for the services of brokers, attorneys, accountants, consultants, and other like professionals.

"Transition Services Agreement" shall have the meaning set forth in Section 1.4(a)(vi) hereof.

"Waller" shall have the meaning set forth in Section 1.2(b)(ii) hereof.

"Waller Escrow" shall have the meaning set forth in Section 1.2(b)(ii) hereof.

"Waller Opinion" shall have the meaning set forth in Section 1.4(a)(viii) hereof.

"Withdrawal Liability" shall have the meaning set forth in Section 2.16(d)(xii) hereof.

"Working Capital Adjustment Amount" shall have the meaning set forth in Section 1.5(a)(vi) hereof.

"Year-End Balance Sheet" shall have the meaning set forth in Section 2.8 hereof.

"Year-End Financial Statements" shall have the meaning set forth in Section 2.8 hereof.

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